Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-177044 and 333-177048) and Form S-8 (Nos. 333-194284, 333-185633, 333-182991, 333-54274, 333-75768, 333-121769, 333-140629, 333-152748, 333-157584, 333-165044, 333-171308 and 333-178622) of ONEOK, Inc. of our report dated February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of ONEOK, Inc.’s energy services and natural gas distribution businesses as discussed in Notes A and B and ONEOK, Inc.’s segment presentation discussed in Note R, as to which the date is September 18, 2014, which appears in this Current Report on Form 8‑K of ONEOK, Inc. dated September 18, 2014.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
September 18, 2014